                                                                      EXHIBIT 99

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                   EG&G, INC.

                            VENICE ACQUISITION CORP.

                                      AND

                            VIVID TECHNOLOGIES, INC.

                                OCTOBER 4, 1999

                               TABLE OF CONTENTS

ARTICLE I
THE MERGER..................................................   A-1
  Section 1.01 Effective Time of the Merger.................   A-1
  Section 1.02 Closing......................................   A-1
  Section 1.03 Effects of the Merger........................   A-1
  Section 1.04 Directors and Officers.......................   A-2
  Section 1.05 Alternative Merger Structure.................   A-2
ARTICLE II
CONVERSION OF SECURITIES....................................   A-2
  Section 2.01 Conversion of Capital Stock..................   A-2
  Section 2.02 Exchange of Certificates.....................   A-3
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER....................   A-5
  Section 3.01 Organization of Seller.......................   A-5
  Section 3.02 Seller Capital Structure.....................   A-6
  Section 3.03 Authority; No Conflict; Required Filings and
     Consents...............................................   A-7
  Section 3.04 SEC Filings; Financial Statements............   A-8
  Section 3.05 No Undisclosed Liabilities...................   A-8
  Section 3.06 Absence of Certain Changes or Events.........   A-9
  Section 3.07 Taxes........................................   A-9
  Section 3.08 Real Properties..............................  A-10
  Section 3.09 Intellectual Property........................  A-10
  Section 3.10 Agreements, Contracts and Commitments........  A-11
  Section 3.11 Litigation...................................  A-11
  Section 3.12 Environmental Matters........................  A-11
  Section 3.13 Employee Benefit Plans.......................  A-12
  Section 3.14 Compliance With Laws.........................  A-13
  Section 3.15 Permits......................................  A-13
  Section 3.16 Registration Statement; Proxy
     Statement/Prospectus...................................  A-13
  Section 3.17 Labor Matters................................  A-14
  Section 3.18 Insurance....................................  A-14
  Section 3.19 Government Contracts.........................  A-14
  Section 3.20 Year 2000....................................  A-14
  Section 3.21 Cash Balance.................................  A-15
  Section 3.22 Suppliers....................................  A-15
  Section 3.23 Opinion of Financial Advisor.................  A-15
  Section 3.24 Section 203 of the DGCL Not Applicable.......  A-15
  Section 3.25 Rights Agreement.............................  A-15
  Section 3.26 Hologic License..............................  A-15
  Section 3.27 Gilardoni Dispute............................  A-15
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB.............  A-15
  Section 4.01 Organization of Buyer and Sub................  A-15

Section 4.02 Capital Structure..............................  A-16
  Section 4.03 Authority; No Conflict; Required Filings and
     Consents...............................................  A-16
  Section 4.04 SEC Filings; Financial Statements............  A-17
  Section 4.05 Registration Statement; Proxy
     Statement/Prospectus...................................  A-17
  Section 4.06 Operations of Sub............................  A-18
  Section 4.07 No Undisclosed Liabilities...................  A-18
  Section 4.08 Absence of Certain Changes or Events.........  A-18
ARTICLE V
CONDUCT OF BUSINESS.........................................  A-18
  Section 5.01 Covenants of Seller..........................  A-18
  Section 5.02 Cooperation..................................  A-20
  Section 5.03 Confidentiality..............................  A-20
ARTICLE VI
ADDITIONAL AGREEMENTS.......................................  A-20
  Section 6.01 No Solicitation..............................  A-20
  Section 6.02 Proxy Statement/Prospectus; Registration
     Statement..............................................  A-21
  Section 6.03 Nasdaq Quotation.............................  A-22
  Section 6.04 Access to Information........................  A-22
  Section 6.05 Stockholders Meeting.........................  A-22
  Section 6.06 Legal Conditions to Merger...................  A-22
  Section 6.07 Public Disclosure............................  A-24
  Section 6.08 Tax-Free Reorganization......................  A-24
  Section 6.09 Affiliate Agreements.........................  A-24
  Section 6.10 NYSE Listing.................................  A-24
  Section 6.11 Seller Stock Plans and Seller Warrants.......  A-24
  Section 6.12 Brokers or Finders...........................  A-25
  Section 6.12(A) Employment Matters........................  A-25
  Section 6.13 Indemnification..............................  A-26
  Section 6.14 Letter of Seller's Accountants...............  A-26
  Section 6.15 Notification of Certain Matters..............  A-27
  Section 6.16 Environmental Audit..........................  A-27
ARTICLE VII
CONDITIONS TO MERGER........................................  A-27
  Section 7.01 Conditions to Each Party's Obligation To
     Effect the Merger......................................  A-27
  Section 7.02 Additional Conditions to Obligations of Buyer
     and Sub................................................  A-28
  Section 7.03 Additional Conditions to Obligations of
     Seller.................................................  A-28
ARTICLE VIII
TERMINATION AND AMENDMENT...................................  A-29
  Section 8.01 Termination..................................  A-29
  Section 8.02 Effect of Termination........................  A-30
  Section 8.03 Fees and Expenses............................  A-30
  Section 8.04 Amendment....................................  A-32
  Section 8.05 Extension; Waiver............................  A-32

ARTICLE IX
MISCELLANEOUS...............................................  A-32
  Section 9.01 Nonsurvival of Representations, Warranties
     and Agreements.........................................  A-32
  Section 9.02 Notices......................................  A-32
  Section 9.03 Interpretation...............................  A-33
  Section 9.04 Counterparts.................................  A-34
  Section 9.05 Entire Agreement; No Third Party
     Beneficiaries..........................................  A-34
  Section 9.06 Governing Law and Venue......................  A-34
  Section 9.07 Waiver of Jury Trial.........................  A-34
  Section 9.08 Assignment...................................  A-34
  Section 9.09 Severability.................................  A-34
  Section 9.10 Other Remedies; Specific Performance.........  A-35
  Section 9.11 Proposed Name Change.........................  A-35

                            TABLES OF DEFINED TERMS

                           CROSS REFERENCE
TERMS                       IN AGREEMENT
- -----                   ---------------------
Acquisition
  Proposal............  Section 6.01(a)
Affiliate.............  Section 6.09
Affiliate Agreement...  Section 6.09
Agreement.............  Preamble
Alternative Merger....  Section 1.05
Alternative
  Transaction.........  Section 8.03(g)
Antitrust Laws........  Section 6.06(b)
Bankruptcy and Equity
  Exception...........  Section 3.03(a)
Buyer Common Stock....  Section 2.01(c)
Buyer Disclosure
  Schedule............  Article IV
Buyer Material Adverse
  Effect..............  Section 4.01
Buyer Preferred
  Stock...............  Section 4.02
Buyer SEC Reports.....  Section 4.04(a)
Buyer Stock Plans.....  Section 4.02(a)
Certificates..........  Section 2.02(b)
Closing...............  Section 1.02
Closing Date..........  Section 1.02
Code..................  Preamble
Confidentiality
  Agreement...........  Section 5.03
Continuing Employee...  Section 6.12(A)(a)
Constituent
  Corporations........  Section 1.03
Daily Per Share
  Price...............  Section 2.01(c)
Exchange Ratio........  Section 2.01(c)
Effective Time........  Section 1.01
Environmental Law.....  Section 3.12(b)
ERISA.................  Section 3.13(a)
ERISA Affiliate.......  Section 3.13(a)
Exchange Act..........  Section 3.03(c)
Exchange Agent........  Section 2.02(a)
Exchange Fund.........  Section 2.02(a)
Governmental Entity...  Section 3.03(c)
Hazardous Substance...  Section 3.12(c)
Hologic License.......  Section 3.26
HSR Act...............  Section 3.03(c)
Indemnified Parties...  Section 6.13(a)
IRS...................  Section 3.07(b)
Leases................  Section 3.08
Market Value..........  Section 2.01(c)

                           CROSS REFERENCE
TERMS                       IN AGREEMENT
- -----                   ---------------------
Maximum Premium.......  Section 6.13(b)
Merger................  Preamble
NYSE..................  Section 2.01(c)
Order.................  Section 6.06(b)
Outside Date..........  Section 8.01(b)
Plan..................  Section 6.12A(d)
Protection Policies...  Section 3.09(c)
Proxy Statement.......  Section 3.16
Registration
  Statement...........  Section 3.16
Rule 145..............  Section 6.09
SEC...................  Section 3.03(c)
Second Request........  Section 6.06(b)
Securities Act........  Section 3.04(a)
Seller Balance
  Sheet...............  Section 3.04(b)
Seller Common Stock...  Section 2.01(b)
Seller Disclosure
  Schedule............  Article III
Seller Employee
  Plans...............  Section 3.13(a)
Seller Material
  Adverse Effect......  Section 3.01
Seller Material
  Contract............  Section 3.10
Seller Meeting........  Section 3.16
Seller Permits........  Section 3.15
Seller Preferred
  Stock...............  Section 3.02(a)
Seller Rights.........  Section 3.02(b)
Seller Rights Plan....  Section 3.02(b)
Seller SEC Reports....  Section 3.04(a)
Seller Stock Option...  Section 3.02(a)
Seller Stock Option
  Agreement...........  Preamble
Seller Stock Plans....  Section 3.02(a)
Seller Voting
  Proposal............  Section 6.05(a)
Seller Warrants.......  Section 3.02(a)
Stockholders
  Agreements..........  Preamble
Subsidiary............  Section 3.01
Superior Proposal.....  Section 6.01(a)(A)(1)
Surviving
  Corporation.........  Section 1.03
Tax...................  Section 3.07(a)
Taxes.................  Section 3.07(a)
Third Party...........  Section 8.03(g)
Year 2000 Compliant...  Section 3.20

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of October 4, 1999, by and among EG&G, Inc., a Massachusetts corporation ("Buyer"), Venice Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Buyer ("Sub"), and Vivid Technologies, Inc., a Delaware corporation ("Seller").

     WHEREAS, the Boards of Directors of Buyer and Seller deem it advisable and in the best interests of each corporation and its respective stockholders that Buyer and Seller combine in order to advance the long-term business interests of Buyer and Seller;

     WHEREAS, the combination of Buyer and Seller shall be effected by the terms of this Agreement through a merger of Sub into Seller, as a result of which the stockholders of Seller will become stockholders of Buyer (the "Merger");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Buyer's willingness to enter into this Agreement, Seller has entered into a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Seller Stock Option Agreement"), pursuant to which Seller granted Buyer an option to purchase shares of common stock of Seller under certain circumstances;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Buyer's willingness to enter into this Agreement, the stockholders of Seller specified in Section 6.05(b) of this Agreement have entered into Stockholder Agreements dated as of the date of this Agreement in the form attached as Exhibit B (the "Stockholder Agreements"), pursuant to which such stockholders granted Sub an option to purchase shares of capital stock of Seller and agreed to give Sub a proxy to vote all of the shares of capital stock of Seller that such stockholders own; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.01 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger in such form as is required by the relevant provisions of the Delaware General Corporation Law ("DGCL") (the "Certificate of Merger") shall be duly executed and acknowledged by the Surviving Corporation (as defined in Section 1.03) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as soon as practicable on the Closing Date (as defined in Section'1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time") or at such later time as is established by Buyer and Seller and set forth in the Certificate of Merger.

     Section 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., E.S.T., on a date to be specified by Buyer and Seller (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by Buyer and Seller.

     Section 1.03 Effects of the Merger. At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Seller (Sub and Seller are sometimes referred to below as the "Constituent Corporations" and Seller following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Seller shall be amended so that Article 4 of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, $.01 par value per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and
(iii) the Bylaws of the Surviving Corporation shall be amended to read as the Bylaws of Sub as in effect immediately prior to the Effective Time. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 1.04 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     Section 1.05 Alternative Merger Structure. While it is currently contemplated that the Merger shall be effected through the merger of Sub with and into Seller, Buyer shall have the option, in its sole discretion, to cause the Merger to be effected through an alternative transaction structure of Seller merging with and into Buyer, with Buyer being the Surviving Corporation (the "Alternative Merger"), in which the case the appropriate technical provisions of this Agreement shall be deemed to be amended as necessary in order to effect the Alternative Merger. If Buyer desires to effect the Alternative Merger, it shall deliver a notice to Seller of its election to do so, which notice shall be available for the inspection of any stockholder of Seller upon request during normal business hours. As part of the Proxy Statement and in the manner required by applicable law, Seller shall describe the provisions of this Section 1.05 such that approval of the Seller Voting Proposal shall entail approval of both Merger and (if elected to be effected by Buyer) the Alternative Merger. In the event an Alternative Merger is effected, (i) Seller shall not be deemed to be in breach of any representation, warranty or covenant contained herein to the extent any such representation, warranty or covenant would not have been breached if the Merger had been consummated as contemplated by this Agreement without giving effect to this Section 1.05 and (ii) the Alternative Merger shall in no way reduce, impair or otherwise impact the indemnification of Seller's directors and officers after the Closing as set forth in Section 6.13.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     Section 2.01 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Seller or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $.01 par value per share, of Seller ("Seller Common Stock") that are owned by Seller as treasury stock or by any wholly owned Subsidiary (as defined in Section 3.01) of Seller and any shares of Seller Common Stock owned by Buyer, Sub or any other wholly owned Subsidiary of Buyer shall be canceled and retired and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor.

          (c) Exchange Ratio for Seller Common Stock. Subject to Section 2.02, each issued and outstanding share of Seller Common Stock (other than shares to be canceled in accordance with Section 2.01(b)), shall be converted into the right to receive 0.1613 shares (the "Exchange Ratio") of Common Stock, $1.00 par value per share, of Buyer ("Buyer Common Stock").

     Notwithstanding the foregoing:

        (i) In the event that the Market Value (as defined below) of the Buyer Common Stock is greater than $46.49, then, if Buyer has notified Seller of its election to terminate this Agreement pursuant to
            Section 8.01(i) hereof, Seller shall have the option in its sole and absolute discretion, but not the obligation, exercisable as provided in Section 8.01(i), to adjust the Exchange Ratio to an amount equal to $7.50 divided by the Market Value of the Buyer Common Stock, and Buyer shall be obligated to accept such adjustment. In the event that the Market Value of the Buyer Common Stock is greater than $46.49 and Buyer does not elect to terminate this Agreement pursuant to Section 8.01(i), the Exchange Ratio shall be unchanged.

        (ii) In the event that the Market Value of the Buyer Common Stock is less than $30.99, then, if Seller has notified Buyer of its election to terminate this Agreement pursuant to Section 8.01(h) hereof, Buyer shall have the option in its sole and absolute discretion, but not the obligation, exercisable as provided in
             Section 8.01(h), to adjust the Exchange Ratio to an amount equal to $5.00 divided by the Market Value of the Buyer Common Stock, and Seller shall be obligated to accept such adjustment. In the event that the Market Value of the Buyer Common Stock is less than $30.99 and Seller does not elect to terminate this Agreement pursuant to
             Section 8.01(h), the Exchange Ratio shall be unchanged.

     The "Market Value" of the Buyer Common Stock means the average of the Daily Per Share Prices (as defined below) of the Buyer Common Stock for the five consecutive trading days ending on the third trading day prior to the date of the Seller Meeting (as defined in Section 3.16 hereof), so long as the Closing Date occurs within five business days of the Seller Meeting or, if the Closing Date is more than five business days after the Seller Meeting, the Closing Date. The "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices of the Buyer Common Stock on the New York Stock Exchange (the "NYSE"), as reported in the NYSE Composite Transactions, for that day.

     All such shares of Seller Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest.

          (d) Adjustments to Exchange Ratio. The Exchange Ratio and each of the target dollar values set forth in Sections 2.01(c)(i), 2.01(c)(ii), 8.01(h) and 8.01(i) shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Seller Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Seller Common Stock occurring after the date hereof and prior to the Effective Time.

     Section 2.02 Exchange of Certificates. The procedures for exchanging outstanding shares of Seller Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

          (a) Exchange Agent. As of the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer (the "Exchange Agent"), in trust for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent,
     (i) certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Seller Common Stock, (ii) cash in an amount sufficient to make payments required pursuant to Section 2.02(e), and (iii) any dividends or distributions to which holders of Certificates (as defined below) may be entitled pursuant to Section 2.02(c).

          (b) Exchange Procedures. Promptly after the Effective Time (but in any event within five business days thereof), Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.01 into the right to receive shares of Buyer Common Stock (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify; provided, however, that such other provisions shall not materially adversely effect the terms of the consideration to be received by Seller's stockholders in the Merger) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor and Buyer shall cause the Exchange Agent to promptly deliver to such holder a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.02(e) and any dividends or distributions pursuant to Section 2.02(c), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of Seller, a certificate representing the proper number of shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.02(e) and any dividends or distributions pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Seller Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.02(e) and any dividends or distributions pursuant to Section 2.02(c) as contemplated by this Section 2.02.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

          (d) No Further Ownership Rights in Seller Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or other distributions paid pursuant to subsection (c) or (e) of this Section 2.02) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of

     Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Market Value of the Buyer Common Stock.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Seller for 180 days after the Effective Time shall be delivered to Buyer, upon demand, and any stockholders of Seller who have not previously complied with this Section
     2.02 shall thereafter look only to Buyer for payment of their claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

          (g) No Liability. To the extent permitted by applicable law, neither Buyer nor Seller shall be liable to any holder of shares of Seller Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Withholding Rights. Each of Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Buyer, as the case may be.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

          (j) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 6.09) of Seller shall not be exchanged until Buyer has received an Affiliate Agreement (as defined in Section 6.09) from such Affiliate.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer and Sub that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by Seller to Buyer on or before the date of this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

     Section 3.01 Organization of Seller. Each of Seller and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its

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

business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of Seller and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement (a "Seller Material Adverse Effect"); provided however that (i) any adverse change, event or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally or the economy of any nation or region that is material to the business of Seller and its Subsidiaries, taken as a whole, in which Seller or any of its Subsidiaries conducts business shall not be taken into account in determining whether there has been or would be reasonably likely to be a "Seller Material Adverse Effect," (ii) any adverse change, event or effect that is demonstrated to be primarily caused by conditions generally affecting the explosives and contraband detection industry shall not be taken into account in determining whether there has been or would be reasonably likely to be a "Seller Material Adverse Effect," (iii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be reasonably likely to be a "Seller Material Adverse Effect," (iv) subject to the accuracy of Seller's representations in Section 3.27, any adverse change, event or effect that is demonstrated to be primarily caused by the matters described in Section 3.27 of the Seller Disclosure Schedule shall not be taken into account in determining whether there has been or would be reasonably likely to be a "Seller Material Adverse Effect" and (v) the failure of the Seller to obtain certification by or additional funding from the United States Federal Aviation Association of its Multiview Tomography (MVT) product shall not, in and of itself, constitute a "Seller Material Adverse Effect." Except as set forth in the Seller SEC Reports (as defined in Section 3.04) filed prior to the date hereof, neither Seller nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Seller and comprising less than five percent (5%) of the outstanding stock of such company. As used in this Agreement, the word "Subsidiary" means, with respect to a party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     Section 3.02  Seller Capital Structure.

     (a) The authorized capital stock of Seller consists of 30,000,000 shares of Seller Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share ("Seller Preferred Stock"), of which 30,000 shares are designated Series A Junior Participating Preferred Stock. As of the date of this Agreement, (i) 10,050,316 shares of Seller Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 95,000 shares of Seller Common Stock were held in the treasury of Seller or by Subsidiaries of Seller, and (iii) no shares of Seller Preferred Stock were issued and outstanding. Section 3.02 of the Seller Disclosure Schedule shows the number of shares of Seller Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans under which such options were granted (collectively, the "Seller Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Seller Common Stock (such outstanding options, the "Seller Stock Options") under the Seller Stock Plans, indicating the number of shares of Seller Common Stock subject to each Seller Stock Option, and the exercise price, the date of grant and the expiration date thereof. Section 3.02 of the Seller Disclosure Schedule shows the number of shares of Seller Common Stock reserved for future issuance pursuant to warrants or other outstanding rights to purchase shares of Seller Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the "Seller Warrants") and the agreement or other document under which such Seller Warrants were granted and sets forth a complete and accurate list of all holders of Seller Warrants indicating the number and type of shares of Seller Common Stock subject to each Seller Warrant, and the exercise price, the date of grant and the expiration date thereof. All shares of Seller Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock of Seller or any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in Seller or any Subsidiary of Seller or any other entity other than guarantees of bank obligations of Subsidiaries of Seller entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Seller's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Seller or another Subsidiary of Seller free and clear of all security interests, liens, claims, pledges, agreements, limitations in Seller's voting rights, charges or other encumbrances of any nature.

     (b) Except for the Seller Stock Plans, the Seller Warrants, the Seller Stock Option Agreement and the rights (the "Seller Rights") issuable under the Rights Agreement dated as of October 13, 1998 between Seller and American Stock Transfer & Trust Company (the "Seller Rights Plan") and shares of capital stock and other securities of Seller issuable pursuant to any of the foregoing, (i) there are no equity securities of any class of Seller or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no other options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Seller or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound obligating Seller or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Seller or any of its Subsidiaries or obligating Seller or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of Seller, other than the Stockholder Agreements, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Seller or any of its Subsidiaries.

     Section 3.03  Authority; No Conflict; Required Filings and Consents.

     (a) Seller has all requisite corporate power and authority to enter into this Agreement and the Seller Stock Option Agreement and to consummate the transactions contemplated by this Agreement and the Seller Stock Option Agreement. The execution and delivery of this Agreement and the Seller Stock Option Agreement and the consummation of the transactions contemplated by this Agreement and the Seller Stock Option Agreement by Seller have been duly authorized by all necessary corporate action on the part of Seller, subject only to the approval of the Merger by Seller's stockholders under the DGCL. The Board of Directors of Seller has not taken any action to accelerate any options granted under the Seller Stock Plans and has approved the treatment of the Seller Stock Options and Seller Warrants set forth in Section 6.11 of this Agreement. Seller has delivered or concurrently with the execution of this Agreement is delivering any required notice under the Seller Warrants. This Agreement and the Seller Stock Option Agreement have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (b) The execution and delivery of this Agreement and the Seller Stock Option Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement and the Seller Stock Option Agreement will not,
(i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Seller or the charter, bylaws, or other organizational document of any Subsidiary of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Seller or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) except as provided in clauses (i), (ii), (iii) and
(iv) in paragraph (c) below, conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Seller Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, ("HSR Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Proxy Statement (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Seller Material Adverse Effect. The Seller stockholder vote required for the approval of the Seller Voting Proposal (as defined below) is a majority of the outstanding shares of Seller Common Stock on the record date for the Seller Meeting (as defined below).

     Section 3.04  SEC Filings; Financial Statements.

     (a) Seller has filed and made available to Buyer all forms, reports and documents required to be filed by Seller with the SEC since January 1, 1996. All such required forms, reports and documents (including those that Seller may file after the date hereof until the Closing) are referred to herein as the "Seller SEC Reports." The Seller SEC Reports (i) were prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Reports, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Reports or necessary in order to make the statements in such Seller SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Seller's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes or schedules) contained in the Seller SEC Reports (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Seller and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent in all material respects with the books and records of Seller and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and for the absence of complete footnotes which were not or are not expected to be material in amount. The unaudited balance sheet of Seller as of June 30, 1999 is referred to herein as the "Seller Balance Sheet."

     Section 3.05 No Undisclosed Liabilities. Except as disclosed in the Seller SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since June 30, 1999 in the ordinary course of business consistent with past practices, Seller and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Seller Material Adverse Effect.

     Section 3.06 Absence of Certain Changes or Events. Except as disclosed in the Seller SEC Reports filed prior to the date hereof, since the date of the Seller Balance Sheet, Seller and its Subsidiaries, taken as a whole, have conducted their businesses in all material respects in the ordinary course and in a manner in all material respects consistent with past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business, properties or prospects of Seller and its Subsidiaries, taken as a whole, that has had, or is reasonably likely to have, a Seller Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Seller or any of its Subsidiaries having a Seller Material Adverse Effect; (iii) any material change by Seller in its accounting methods not required pursuant to generally accepted accounting principles, principles or practices to which Buyer has not previously consented in writing; (iv) any revaluation by Seller of any of its assets having a Seller Material Adverse Effect; or (v) any other action or event that would have required the consent of Buyer pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.07  Taxes.

     (a) Seller and each of its Subsidiaries has filed all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were correct and complete except for any failure to file, error or omission that, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect. Seller and each of its Subsidiaries has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. All Taxes that Seller or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     (b) Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of Seller or any of its Subsidiaries since December 31, 1996. The federal income Tax Returns of Seller and each of its Subsidiaries have never been audited by the Internal Revenue Service. Seller has delivered or made available to Buyer correct and complete copies of all other material Tax Returns of Seller and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after December 31, 1996. No examination or audit of any Tax Return of Seller or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Seller, threatened or contemplated. Neither Seller nor any of its Subsidiaries has been informed in writing or, to Seller's knowledge, orally by any jurisdiction that the jurisdiction believes that Seller or any of its Subsidiaries was required to file any Tax Return that was not filed, except for any Tax Return with respect to which the failure to file, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect.

     (c) Neither Seller nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

     (d) Neither Seller nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Seller or its Subsidiaries are subject to an election under Section 341(f) of the Code.

     (e) Neither Seller nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

     (f) Neither Seller nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that obligates it to make any payment that will be an "excess parachute payment" under Section 280G of the Code.

     (g) Neither Seller nor any of its Subsidiaries has any actual or potential liability for any Taxes of any person (other than the Seller and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

     (h) Neither Seller nor any of its Subsidiaries has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

     (i) Neither Seller nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only Seller and its Subsidiaries are or were members.

     Section 3.08 Real Properties. Section 3.08 of the Seller Disclosure Schedule sets forth a list of all real property leased by Seller or its Subsidiaries (collectively "Leases") and the location of the premises. The Seller has provided true and complete copies of all Leases to the Buyer. Seller is not in default under any of the Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect. Seller does not and has never owned any real property.

     Section 3.09  Intellectual Property.

     (a) To Seller's knowledge, Seller and its Subsidiaries own, or are licensed or otherwise possess legally enforceable (subject to the Bankruptcy and Equity Exception) rights to use, all patents, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or necessary to conduct the business of Seller and its Subsidiaries as currently conducted, the absence of which would, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect (the "Seller Intellectual Property Rights").

     (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to the Seller Intellectual Property Rights, or any license, sublicense and other agreement as to which Seller or any of its Subsidiaries is a party and pursuant to which Seller or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets ("Seller Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by Seller or any of its Subsidiaries or in the development stage, the breach, termination or modification of which license, sublicense or other agreement, individually or in the aggregate, would be reasonably likely to have a Seller Material Adverse Effect.

     (c) All patents, registered trademarks, service marks and copyrights which are owned by Seller or any of its Subsidiaries and which are material to the business of Seller and its Subsidiaries, taken as a whole, are valid and subsisting. Seller's policies (the "Protection Policies") are to enter into confidentiality agreements in favor of Seller which protect the proprietary nature of the Seller Intellectual Property Rights that are proprietary with its employees, consultants and independent contractors who have access to any such Seller Intellectual Property Rights and to require such employees, consultants and independent contractors to maintain in confidence all trade secrets and confidential information owned or used by Seller or any of its Subsidiaries. Seller and its Subsidiaries have complied in all material respects with the Protection Policies, and any failure to comply, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect. To the knowledge of Seller, no other person or entity is infringing, violating or misappropriating any of the Seller Intellectual Property Rights, except for infringements, violations or misappropriations that are not, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect.

     To the knowledge of Seller, none of the activities or business currently conducted by the Seller or any of the Subsidiaries infringes, violates or constitutes a misappropriation of, any patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material of any other person or entity, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Seller Material Adverse Effect. Neither the Seller nor any of its Subsidiaries has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

     Section 3.10  Agreements, Contracts and Commitments.

     (a) There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Seller and its Subsidiaries ("Seller Material Contracts"), other than those Seller Material Contracts identified on the exhibit indices of the Seller's most recent annual report on Form 10-K and the Seller SEC Reports filed thereafter and prior to the date of this Agreement. Each Seller Material Contract has not expired by its terms and is in full force and effect against the Seller and, to the knowledge of the Seller, against the other party or parties thereto. Neither Seller nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any lease, permit, concession, franchise, license or other contract or agreement to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not resulted in and are not reasonably likely to result in a Seller Material Adverse Effect.

     (b) Section 3.10 of the Seller Disclosure Schedule sets forth a complete list of each lease, permit, concession, franchise, license or other contract or agreement to which Seller or any of its Subsidiaries is a party or bound (i) with any Affiliate of Seller (other than any Subsidiary which is a direct or indirect wholly owned subsidiary of Seller), other than any agreements which are or have been fully performed and under which neither Seller nor any Subsidiary of Seller has any continuing rights, liability or obligation, or (ii) that includes any non-competition or similar provision imposing any restrictions or undertakings on Seller or any Subsidiary of Seller, other than any agreements under which neither Seller nor any Subsidiary of Seller has any continuing rights, liability or obligation or is subject to any restriction or undertaking. Copies of all the agreements, contracts and arrangements set forth in Section
3.10 of the Seller Disclosure Schedule have heretofore been furnished to Buyer and such copies are accurate and complete.

     Section 3.11 Litigation. Except as described in the Seller SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or, to the knowledge of Seller, investigation, against Seller or any of its Subsidiaries pending or as to which Seller or any of its Subsidiaries has received any written notice of assertion, which, if determined adversely, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect.

     Section 3.12  Environmental Matters.

     (a) Except as disclosed in the Seller SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Seller Material Adverse

Effect: (i) Seller and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by Seller and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c)) caused by Seller or, to the knowledge of Seller, by any third party; (iii) the properties formerly owned or operated by Seller or any of its Subsidiaries were not during the period of ownership or operation by Seller or any of its Subsidiaries contaminated with Hazardous Substances by Seller or, to the knowledge of Seller, by any third party; (iv) neither Seller nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination by them or, to the knowledge of Seller, by any third party on the property of any third party;
(v) neither Seller nor any of its Subsidiaries have released any Hazardous Substance to the environment in violation of any Environmental Law; (vi) neither Seller nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Seller or any of its Subsidiaries may be in violation of, liable under or have reporting or other affirmative obligations relating to a specific incident or event under any Environmental Law; (vii) neither Seller nor any of its Subsidiaries is the subject of any order, decree, injunction or other arrangement with any Governmental Entity or is subject to any indemnity or other agreement with any third party, in either case relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) to Seller's knowledge, there are no circumstances or conditions involving Seller or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of Seller or any of its Subsidiaries pursuant to any Environmental Law.

     (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

     (c) As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified, regulated or which falls within the definition of a "hazardous substance" or "hazardous material" pursuant to any Environmental Law;
(B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

     Section 3.13  Employee Benefit Plans.

     (a) Seller has listed in Section 3.13 of the Seller Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Seller or any of its Subsidiaries or any trade or business (whether or not incorporated) which is or was ever a member of a controlled group of corporations or which is or was ever under common control with Seller (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any Subsidiary of Seller (together, the "Seller Employee Plans").

     (b) With respect to each Seller Employee Plan, Seller has furnished to Buyer, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Seller Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Seller Employee Plan and
(iv) all reports, if any, regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code for the last three plan years.

     (c) With respect to the Seller Employee Plans, no event has occurred, and to the knowledge of Seller, there exists no condition or set of circumstances in connection with which Seller or any of its

Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect under ERISA, the Code or any other applicable law.

     (d) With respect to the Seller Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Seller, which obligations are reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect.

     (e) Neither Seller, any Subsidiary of the Seller nor any ERISA Affiliate has (i) ever maintained a Seller Employee Benefit Plan which was ever subject to Title IV of ERISA or Section 412 of the Code or (ii) ever been obligated to contribute to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA.

     (f) Except as disclosed in Seller SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Seller nor any of its Subsidiaries is a party to any oral or written (i) agreement with any employee of Seller or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller of the nature contemplated by this Agreement,
(ii) agreement with any employee of Seller or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     Section 3.14 Compliance With Laws. Seller and each of its Subsidiaries has complied with, is not in violation of, and has not received any written notice alleging any violation with respect to, any foreign, federal, state or local statute, law or regulation (other than Environmental Laws) with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect.

     Section 3.15 Permits. Seller and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted (the "Seller Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Seller Material Adverse Effect. Seller and its Subsidiaries are in compliance with the terms of the Seller Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect.

     Section 3.16 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by Seller for inclusion in the registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by Seller for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of Seller in connection with the meeting of Seller's stockholders to consider this Agreement and the Merger (the "Seller Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Seller or any of its Affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Seller shall promptly inform Buyer.

     Section 3.17 Labor Matters. Neither Seller nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Seller nor any of its Subsidiaries is the subject of any proceeding to which Seller or any Subsidiary has received written notice or is otherwise aware asserting that Seller or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect, nor is there pending or, to the knowledge of Seller, threatened, any labor strike, dispute, walkout, work stoppage or lockout involving Seller or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect.

     Section 3.18 Insurance. Section 3.18 of the Disclosure Schedule sets forth a list (including the name of the insurer, the name of the policyholder, the name of each insured, the periods of coverage and the scope of coverage) of all policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, fidelity, workers compensation, product warranty, automobile and other forms of insurance of Seller and any of its Subsidiaries.

     Section 3.19 Government Contracts. Neither Seller nor any of its Subsidiaries is or has been suspended or debarred (within the meaning of 48 C.F.R. Ch. 1, Section 52 or any similar foreign law, statute or regulation) from bidding on contracts or subcontracts with any Governmental Entity; to the knowledge of Seller, no such suspension or debarment has been initiated or threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect (other than primarily by reason of the identity of Buyer). Neither Seller nor any of its Subsidiaries has since January 1, 1993 been audited or investigated or is now being audited or, to Seller's knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to Seller's knowledge, has any such audit or investigation been threatened that is reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect. To Seller's knowledge, there is no valid basis for (a) the suspension or debarment of Seller or any of its Subsidiaries from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that is reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect. Neither Seller nor any of its Subsidiaries has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

     Section 3.20 Year 2000. Section 3.20 of the Seller Disclosure Schedule identifies each "year 2000" audit, report or investigation that has been performed by or on behalf of Seller or any of its Subsidiaries with respect to its business and operations. Except as set forth in such audits, reports and investigations, Seller is not aware of any failure of Seller's or any Subsidiary's computer hardware or software systems to be Year 2000 Compliant, which failure, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect. For purposes of this Agreement, "Year 2000 Compliant" means, with respect to each system referred to in the prior sentence that is intended to perform date-related functions, that such system, when used properly in accordance with its documentation, is capable of correctly receiving, processing and providing date data on and between December 31, 1999 and January 1, 2000; provided that all applications, hardware and other systems used in conjunction with such system correctly exchange date data with or provide data to such system.

     Section 3.21 Cash Balance. As of September 30, 1999, Seller and its Subsidiaries had a consolidated balance of cash, cash equivalents and marketable securities of not less than $20,500,000.

     Section 3.22 Suppliers. No material supplier of Seller or any of its Subsidiaries has indicated to Seller or any of its Subsidiaries in writing or, to the Seller's knowledge, orally that it will stop, or decrease the rate of, supplying materials, products or services to them, which cessation or decrease is reasonably likely, individually or in the aggregate, to have a Seller Material Adverse Effect.

     Section 3.23 Opinion of Financial Advisor. The financial advisor of Seller, Needham & Company, Inc., has delivered to Seller an opinion dated on or about the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of Seller Common Stock from a financial point of view.

     Section 3.24 Section 203 of the DGCL Not Applicable. The Board of Directors of Seller has taken all actions so that the restrictions contained in
Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement, the Seller Stock Option Agreement, the Stockholders Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement.

     Section 3.25 Rights Agreement. Immediately prior to the execution of this Agreement, Seller has (a) duly entered into an appropriate amendment to the Seller Rights Plan, which amendment has been provided to Buyer, and approved by the Board of Directors of Seller and (b) taken all other action necessary or appropriate so that (A) the entering into of this Agreement and the Seller Stock Option Agreement by the Seller and the entering into of the Stockholder Agreements by the Stockholders of the Seller specified in Section 6.05(b) of this Agreement does not and will not result in the ability of any person to exercise any Seller Rights under the Seller Rights Plan or enable or require the Seller Rights issued thereunder to separate from the shares of Seller Common Stock to which they are attached or to be triggered or become exercisable and
(B) the Final Expiration Date (as defined in the Seller Rights Plan) will occur immediately prior to the Effective Time.

     Section 3.26 Hologic License. Prior to or concurrently with the execution of this Agreement, Seller has duly entered into a Termination Agreement with respect to the License and Technology Agreement between Seller and Hologic, Inc. (the "Hologic License"), a copy of which is attached as Exhibit C hereto, and such Termination Agreement has been duly executed by Hologic, Inc. and is in full force and effect.

     Section 3.27 Gilardoni Dispute. The description of the current dispute between the Seller and Gilardoni SpA set forth in Section 3.27 of the Seller Disclosure Schedule is accurate and complete in all material respects.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

     Buyer and Sub represent and warrant to Seller that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by Buyer to Seller on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

     Section 4.01 Organization of Buyer and Sub. Each of Buyer and Sub and Buyer's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of Buyer and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect"); provided however that (i) any adverse change, event or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally or the economy of any nation or region in which Buyer or any of its Subsidiaries conducts business that is material to the business of Buyer and its Subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been or would be a "Buyer Material Adverse Effect," (ii) any adverse change, event or effect that is demonstrated to be primarily caused by conditions generally affecting any of the life sciences, aerospace, health care, advanced lighting systems or analytical instruments industries shall not be taken into account in determining whether there has been or would be reasonably likely to be a "Buyer Material Adverse Effect", and (iii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be reasonably likely to be a "Buyer Material Adverse Effect."

     Section 4.02  Capital Structure.

     (a) As of the date of this Agreement, the authorized capital stock of Buyer consists of (i) 100,000,000 shares of Common Stock, $1.00 par value ("Buyer Common Stock") and (ii) 1,000,000 shares of Preferred Stock, $1.00 par value ("Buyer Preferred Stock"), of which 70,000 shares are designated Series C Junior Participating Preferred Stock. As of September 29, 1999, there were issued and outstanding 46,006,748 shares of Buyer Common Stock and no shares of Buyer Preferred Stock. The Buyer Disclosure Schedule shows the number of shares of Buyer Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of September 29, 1999, and the plans under which such options were granted (collectively, the "Buyer Stock Plans"). No material change in such capitalization has occurred between September 29, 1999 and the date of this Agreement. All shares of Buyer Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

     (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, $.01 par value, all of which shares are issued and outstanding and are held beneficially and of record by Buyer. Such shares were validly issued and are fully paid and nonassessable.

     Section 4.03  Authority; No Conflict; Required Filings and Consents.

     (a) Each of Buyer and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Buyer and Sub (including the approval of the Merger by Buyer as the sole stockholder of Sub). This Agreement and has been duly executed and delivered by each of Buyer and Sub and constitutes the valid and binding obligation of each of Buyer and Sub, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (b) The execution and delivery of this Agreement by each of Buyer and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization or Bylaws of Buyer or the Certificate of Incorporation or Bylaws of Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) except as provided in clauses (i), (ii), (iii), (iv) and (v) in paragraph (c) below, conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (v) the approval by the NYSE of the listing of the shares of Buyer Common Stock to be issued in the transactions contemplated by this Agreement, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Buyer Material Adverse Effect.

     Section 4.04  SEC Filings; Financial Statements.

     (a) Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC since January 1, 1996. All such required forms, reports and documents (including those that Buyer may file after the date hereof until the Closing) are referred to herein as the "Buyer SEC Reports." The Buyer SEC Reports (i) were prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Buyer's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes or schedules) contained in the Buyer SEC Reports, (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent in all material respects with the books and records of Seller and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     Section 4.05 Registration Statement; Proxy Statement/Prospectus. The information in the Registration Statement (except for information supplied by Seller for inclusion in the Registration Statement, as to which Buyer makes no representation and which shall not constitute part of a Buyer SEC Report for purposes of this Agreement) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information (except for information to be supplied by Seller for inclusion in the Proxy Statement, as to which Buyer makes no representation) in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, at the time of the Seller Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Buyer or any of its Affiliates, officers or directors should be discovered by Buyer which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Buyer shall promptly inform Seller.

     Section 4.06 Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     Section 4.07 No Undisclosed Liabilities. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since June 30, 1999 in the ordinary course of business consistent with past practices, as of the date of this Agreement Buyer and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Buyer Material Adverse Effect.

     Section 4.08 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or as disclosed in the Buyer SEC Reports filed prior to the date hereof, since June 30, 1999, there has not been any change in the financial condition, results of operations, business, properties or prospects of Buyer and its Subsidiaries, taken as a whole, that has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

     Section 5.01 Covenants of Seller. Except as expressly contemplated hereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Seller agrees as to itself and its Subsidiaries (except to the extent that Buyer shall otherwise consent in writing), to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes and perform other obligations when due in the ordinary course in substantially the same manner as previously conducted, subject to good faith disputes over such debts, Taxes or obligations, and, to the extent consistent with such business, use commercially reasonable efforts consistent in all material respects with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and to preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement or set forth in the Seller Disclosure Schedule, Seller shall not (and shall not permit any of its Subsidiaries to), without the written consent of Buyer:

          (a) Accelerate, amend or change the period of exercisability of any Seller Warrant or any outstanding option or restricted stock granted under any Seller Stock Plan or any other employee stock plan of Seller or authorize cash payments in exchange for any Seller Warrant or any option granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Seller Common Stock pursuant to the exercise of the Seller Warrants or options outstanding on the date of this Agreement under the Seller Stock Plans;

          (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory, supplies and other items, in each case, in the ordinary course of business consistent in all material respects with past practice);

          (e) Sell, lease, license or otherwise dispose of any of its properties or assets, except for sales of inventory or products, in each case, in the ordinary course of business consistent in all material respects with past practice;

          (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, other than for normal scheduled bonuses set forth in Section 5.01(f) of the Seller Disclosure Schedule (it being understood that the Seller's normal scheduled salary increase for January 1, 2000 shall be subject to the Buyer's prior written approval), (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers,
     (iii) enter into any collective bargaining agreement, (iv) establish, adopt, enter into or amend (except as may be required by law) any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or (v) forgive any indebtedness of any employee to the Seller or any of its Subsidiaries;

          (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

          (h) Incur any indebtedness for borrowed money, make any loans to any person or entity or guarantee any debt securities of others (other than as a result of the endorsement of checks for collection and for advances for employee reimbursable expenses, in each case in the ordinary course of business consistent in all material respects with past practice);

          (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

          (j) Modify, amend or terminate any contract that is material to Seller and its Subsidiaries, taken as a whole (other than any immaterial modification or amendment to a purchase order in the ordinary course of business consistent with past practice), or waive, release or assign any material rights or claims, including any write-off or other compromise of any material accounts receivable of Seller or any of its Subsidiaries;

          (k) Make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

          (l) Change its methods of accounting as in effect at June 30, 1999 except as required by generally accepted accounting principles;

          (m) Make or commit to make any capital expenditures that exceed the capital budget furnished by Seller to Buyer;

          (n) Enter into any new license for any material intellectual property rights to or from any third party;

          (o) Revalue any of the significant assets of the Seller or any of its Subsidiaries, including the writing down of inventory other than in the ordinary course of business consistent in all material respects with past practice;

          (p) Close any facility or office;

          (q) Invest funds in debt securities or other instruments maturing more than 90 days after the date of investment except as set forth in Section 5.01(q) of the Seller Disclosure Schedule;

          (r) Adopt or implement any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby or modify, amend or terminate the Seller Rights Plan;

          (s) Fail to pay accounts payable and other obligations in the ordinary course of business in a manner consistent in all material respects with past practice or accelerate the payment of any accounts receivable other than in the ordinary course of business in a manner consistent in all material respects with past practice;

          (t) Modify, amend or terminate the Hologic License; or

          (u) Take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (t) above.

     Section 5.02 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, Seller and each of its Subsidiaries shall make its officers available to confer on a regular and frequent basis with one or more representatives of the Buyer at reasonable times and upon reasonable advance notice to report on the general status of ongoing operations and shall promptly provide Buyer or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

     Section 5.03 Confidentiality. The parties acknowledge that Buyer and Seller have previously executed a Confidentiality Agreement, dated as of April 28, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.01 No Solicitation.

     (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Seller and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, tender offer, sale of substantial assets, sale of shares of capital stock (excluding sales pursuant to existing Seller Stock Plans or pursuant to the Seller Warrants) or similar transaction involving Seller or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that, if Seller has not breached this
Section 6.01, nothing contained in this Agreement shall prevent Seller or its Board of Directors, from:

          (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or agreeing to (with the terms of any such agreement being subject to termination of this Agreement in accordance with Article VIII) or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of Seller, if and only to the extent that

             (1) the Board of Directors of Seller believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and Seller's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law,

             (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality Agreement, and

             (3) prior to recommending a Superior Proposal, Seller shall provide Buyer with at least five business days' prior notice of its proposal to do so, during which time Buyer may make, and in such event Seller shall consider, a counterproposal to such Superior Proposal, and, subject to the fiduciary duties of Seller's Board of Directors, Seller shall itself and shall cause its financial and legal advisors to negotiate on its behalf with Buyer with respect to the terms and conditions of such counterproposal for a reasonable period of time given the terms and conditions of such counterproposal and such Superior Proposal; or

          (B) complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     (b) Seller will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore of the nature described in Section 6.01(a) and will use commercially reasonable efforts to obtain the return of any confidential information furnished to any such parties.

     (c) Seller shall notify Buyer promptly, but in any event no more than 24 hours, after receipt by Seller (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Seller by any person or entity that informs Seller that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Seller shall continue to keep Buyer informed, on a current basis, of all material developments with respect to the status of any such discussions or negotiations and the terms being discussed or negotiated.

     (d) Nothing in this Section 6.01 shall (i) permit Seller to terminate this Agreement (except as specifically provided in Section 8.01 hereof), (ii) permit Seller to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Seller shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement of the type referred to in Section 6.01(a) above)) or
(iii) affect any other obligation of Seller under this Agreement.

     Section 6.02 Proxy Statement/Prospectus; Registration Statement.

     (a) As promptly as practical after the execution of this Agreement, Buyer and Seller shall prepare and Seller shall file with the SEC the Proxy Statement, and Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that Buyer may delay the filing of the Registration Statement until approval of the Proxy Statement by the SEC. Buyer and Seller shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each of Buyer and Seller will promptly respond to any comments of the SEC and will use its respective commercially reasonable efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and Seller will cause the Proxy Statement and the prospectus contained within the Registration Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of Buyer and Seller will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration

Statement, the Proxy Statement or any filing pursuant to Section 6.02(b) or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing pursuant to Section 6.02(b). Each of Buyer and Seller will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.02 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any filing pursuant to Section 6.02(b), Buyer or Seller, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Seller, such amendment or supplement.

     (b) Buyer and Seller shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

     Section 6.03 Nasdaq Quotation. Seller agrees to continue the quotation of Seller Common Stock on the Nasdaq National Market during the term of this Agreement.

     Section 6.04 Access to Information. Upon reasonable notice, Seller shall (and shall cause each of its Subsidiaries to) afford to Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Seller shall (and shall cause each of its Subsidiaries to) furnish promptly to Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Buyer may reasonably request. Unless otherwise required by law, Buyer will and shall cause its officers, employees, accountants, counsel and other representatives or persons who have access to such information to hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     Section 6.05  Stockholders Meeting.

     (a) The Seller, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Seller Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Seller Voting Proposal"). The Board of Directors of the Seller shall (i) recommend approval and adoption of the Seller Voting Proposal by the stockholders of the Seller and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that in the context of an Acquisition Proposal the Board of Directors of Seller may withdraw or modify such recommendation if (but only if) (i) the Board of Directors of Seller has received a Superior Proposal, (ii) such Board of Directors upon advice of its outside legal counsel determines that it is required, in order to comply with its fiduciary duties under applicable law, to recommend such Superior Proposal to the stockholders of Seller and (iii) Seller has complied with the provisions of Section 6.01.

     (b) S. David Ellenbogen, Ellenbogen Family Irrevocable Trust of 1996, S. David Ellenbogen 1996 Retained Annuity Trust, Jay A. Stein and Jay A. Stein 1996 Retained Annuity Trust have each executed and delivered a Stockholder Agreement to Buyer and Sub concurrently with the signing of this Agreement.

     Section 6.06  Legal Conditions to Merger.

     (a) Subject to the terms hereof, Seller and Buyer shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger,
(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including providing or making available copies of all such documents to the non-filing party and its advisors (or, in connection with information relating to filings under the HSR Act, to the advisors of the non-filing party) prior to filing and, if requested, consider in good faith all reasonable additions, deletions or changes suggested in connection therewith. Seller and Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made by the other party pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

     (b) Subject to the terms hereof, Buyer and Seller agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"). From and after the occurrence of a Second Request (as defined below), Seller shall, at Buyer's request and subject to Buyer's obligation to bear expenses as set forth below, cooperate in all reasonable respects with Buyer to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford Seller a reasonable opportunity to participate therein and shall consider in good faith any proposals made by Seller in connection therewith. The Buyer shall have the right, directly and/or through its counsel, to assume full control over coordinating the response to any formal request for additional information or documentary material made by the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice pursuant to 16 C.F.R. 803.20 under the HSR Act ("Second Request") and for developing and implementing any strategies to resolve any governmental concerns; provided, however that, subject to the expense reimbursement provisions set forth in the following sentence, Seller shall make, on its own behalf, any submissions required to be made by Seller in connection with any such Second Request. In the event that Buyer so elects to assume the control over the response to such request, (i) Buyer shall bear all expenses relating to such response and (ii) Buyer shall keep Seller informed, on a current basis, of all material developments with respect to the status of such request at the request of Seller. Notwithstanding anything to the contrary in this Section 6.06, neither Buyer nor any of its Subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Buyer Material Adverse Effect or a material adverse effect on Buyer, combined with Seller, after the Effective Time or (ii) take any action under this Section 6.06 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

     (c) Each of Seller and Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent a Seller Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

     Section 6.07 Public Disclosure. Buyer and Seller shall use commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts, except as may be required by law. The initial press release relating to this Agreement shall be in a form that was heretofore agreed by the parties.

     Section 6.08 Tax-Free Reorganization. Buyer and Seller shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

     Section 6.09 Affiliate Agreements. Upon the execution of this Agreement, Seller will provide Buyer with a list of those persons who are, in Seller's reasonable judgment, "affiliates" of Seller, within the meaning of Rule 145 (each such person who is an "affiliate" of Seller within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Seller shall provide such information and documents as Buyer shall reasonably request for purposes of reviewing such list and shall notify Buyer in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Seller shall use its commercially reasonable efforts to deliver or cause to be delivered to Buyer by October 15, 1999 (and in any case prior to the mailing of the Proxy Statement) from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit D. Buyer shall be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by Rule 145 Affiliates of Seller pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Buyer).

     Section 6.10 NYSE Listing. Buyer shall use best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be listed on the NYSE, subject to official notice of issuance, on or prior to the Closing Date.

     Section 6.11 Seller Stock Plans and Seller Warrants.

     (a) At the Effective Time, each outstanding Seller Stock Option under the Seller Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Seller Stock Option, the same number of shares of Buyer Common Stock as the holder of such Seller Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Buyer Common Stock deemed purchasable pursuant to such Seller Stock Option in accordance with the foregoing.

     (b) As soon as practicable after the Effective Time, Buyer shall deliver to the participants in Seller Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to Seller Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.11 after giving effect to the Merger).

     (c) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery under the Seller Stock Plans assumed in accordance with this Section 6.11. As soon as practicable after the Effective Time, and in any event within 30 days thereafter, Buyer shall file one or more registration statements on Form S-8 (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Buyer Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) The Board of Directors of Seller shall have approved, prior to the date of this Agreement, and shall take, prior to or as of the Effective Time, all necessary actions, if any, pursuant to and in accordance with the terms of the Seller Stock Plans and the instruments evidencing the Seller Stock Options, to provide for the conversion of the Seller Stock Options into options to acquire Buyer Common Stock in accordance with this Section 6.11, and that no consent of the holders of the Seller Stock Options is required in connection with such conversion.

     (e) At the Effective Time, each outstanding Seller Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Seller Warrant, the same number of shares of Buyer Common Stock as the holder of such Seller Warrant would have been entitled to receive pursuant to the Merger (including with respect to the treatment of fractional shares) had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Seller Common Stock purchasable pursuant to such Seller Warrant immediately prior to the Effective Time divided by (z) the number of full shares of Buyer Common Stock deemed purchasable pursuant to such Seller Warrant in accordance with the foregoing.

     (f) The Board of Directors of Seller shall have approved, prior to the date of this Agreement, and shall take, prior to or as of the Effective Time, all necessary actions, pursuant to and in accordance with the terms of the Seller Warrants, to provide for the conversion of the Seller Warrants into warrants to acquire Buyer Common Stock in accordance with this Section 6.11, and that no consent of the holders of any Seller Warrant is required in connection with such conversion.

     Section 6.12 Brokers or Finders. Each of Buyer and Seller represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Needham & Company, Inc., whose fees and expenses will be paid by Seller in accordance with Seller's agreement with such firm (a copy of which has been delivered by Seller to Buyer prior to the date of this Agreement).

     Section 6.12(A) Employment Matters.

     (a) For purposes of eligibility, vesting and, except with respect to any pension benefit plan or retiree medical plan, calculation of benefits (except to the extent crediting such service would result in the duplication of benefits) under each of Buyer's employee benefit plans, programs and arrangements in which an employee of Seller who is employed as of the Closing Date and who becomes an employee of Buyer or the Surviving Corporation immediately following the Closing (each a "Continuing Employee") participates, Buyer shall grant, or shall cause the Surviving Corporation to grant, each Continuing Employee with credit for all service with Seller to the extent permitted by law. Sub and Buyer will provide as of the Closing that Sub will become a participating employer in the 401(k) plan which Buyer sponsors for its employees and employees of participating subsidiaries.

     (b) Buyer shall provide, or shall cause the Surviving Corporation to provide, to each Continuing Employee (and each Continuing Employee's beneficiaries and dependents) immediate coverage under a health benefit plan maintained by the Surviving Corporation or Buyer. Buyer shall waive, or cause the

Surviving Corporation to waive, any applicable preexisting condition exclusion (to the extent such exclusion did not apply to a preexisting condition under Seller's plan) under any such health benefit plan to the extent permitted by law.

     (c) It is expressly agreed that the provisions of this Section 6.12(A) are not intended to be for the benefit of or otherwise enforceable by any third person including, without limitation, any employee of Seller, or any collective bargaining unit or employee organization.

     (d) At least two business days prior to the Closing, the Board of Directors of Seller will vote to terminate its Section 401(k) plan (the "Plan"). After the Closing, Sub or Buyer will assume sole sponsorship of the Plan and will authorize the distribution of assets to participants in accordance with Plan provisions, ERISA and qualification requirements of the Code. Participants will be permitted to make direct rollovers of their Plan balances (including loans) to the 401(k) plan of Buyer in which they participate. However, no distribution of assets will occur, except with respect to employees who discontinue employment with Sub or Buyer, prior to the issuance by the Internal Revenue Service of a ruling that the distribution of assets from the terminated Plan is in accordance with Section 401(k)(10) of the Code, taking into account the fact that participants of the Plan will immediately be eligible for participation in a defined contribution plan of the Sub or Buyer. In the event that such a ruling is not obtained, Sub or Buyer will either (i) maintain the Plan on a "frozen" basis, or (ii) merge the Plan into a Code qualified employee retirement plan sponsored by Sub or Buyer.

     Section 6.13 Indemnification.

     (a) From and after the Effective Time, Buyer agrees that it will, and will cause the Surviving Corporation to, jointly and severally with the Surviving Corporation, defend, indemnify and hold harmless each present and former director and officer of Seller (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including acts or omissions of any such director or officer occurring prior to the Effective
Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Seller would have been permitted under Delaware law and its Certificate of Incorporation or Bylaws in effect on the date hereof to indemnify an Indemnified Party (and, to the extent permitted in the Certificate of Incorporation or Bylaws of Seller in effect on the date hereof, Buyer and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

     (b) For a period of six years after the Effective Time, Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Seller's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Buyer) with coverage in amount and scope at least as favorable to such persons as Seller's existing coverage; provided, that in no event shall Buyer or the Surviving Corporation be required to make annual premium payments to the extent such premiums exceed an amount equal to 175% of the annual premium paid by Seller for such coverage as of the date of this Agreement (the "Maximum Premium"); provided further, that if such premiums exceed the Maximum Premium the Surviving Corporation shall purchase insurance policies in such amounts and with such coverage as reasonably can be purchased for the Maximum Premium.

     (c) The provisions of this Section 6.13 are intended to be an addition to the rights otherwise available to the current officers and directors of Seller by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     Section 6.14 Letter of Seller's Accountants. Seller shall use all reasonable efforts to cause to be delivered to Buyer and Seller a letter of Arthur Andersen LLP, Seller's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Buyer, in form reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     Section 6.15 Notification of Certain Matters. The Buyer will give prompt notice to Seller, and Seller will give prompt notice to Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Buyer and Sub or Seller, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger. Seller and each of its Subsidiaries will promptly provide Buyer with copies of all correspondence between Seller and any Subsidiary, on the one hand, and the Federal Aviation Administration or BBA plc, on the other hand, and will keep Buyer informed of all material discussions with such entities.

     Section 6.16 Environmental Audit. Buyer agrees that from and after the date of this Agreement and prior to the Effective Time, it shall not initiate or request a third party acting on its behalf to initiate a Phase I or II environmental audit of the real property of Seller or any Subsidiary of Seller.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

     Section 7.01 Conditions to Each Party's Obligation To Effect the
Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Seller Voting Proposal shall have been approved and adopted at the Seller Meeting, at which a quorum is present, by the affirmative vote of the holders of a majority of the shares of Seller Common Stock outstanding on the record date for the Seller Meeting.

     (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) Governmental Approvals. Other than the filing provided for by Section 1.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Seller Material Adverse Effect shall have been filed, been obtained or occurred.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (f) NYSE. The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

     Section 7.02 Additional Conditions to Obligations of Buyer and Sub. The obligations of Buyer and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer and Sub:

          (a) Representations and Warranties.

             (i) The representations and warranties of Seller set forth in this Agreement that are not qualified as to materiality or Seller Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement;

             (ii) The representations and warranties of Seller set forth in this Agreement that are qualified as to materiality or Seller Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement;

             (iii) The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date (without regard to any materiality, Seller Material Adverse Effect or knowledge qualifications contained therein), except (A) for changes contemplated by this Agreement, (B) to the extent such representations and warranties speak as of an earlier date and (C) where the failures to be true and correct (without regard to any materiality, Seller Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect; and

             (iv) Buyer shall have received a certificate signed on behalf of Seller by the chief executive officer and the chief financial officer of Seller to the effect that each of the conditions specified in paragraphs
        (i), (ii) and (iii) of this paragraph (a) is satisfied in all respects.

          (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of Seller by the chief executive officer and the chief financial officer of Seller to such effect.

          (c) Tax Opinion. Buyer shall have received a written opinion from Hale and Dorr LLP, counsel to Buyer, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Brown, Rudnick, Freed & Gesmer renders such opinion to Buyer (it being agreed that Buyer and Seller shall each provide reasonable cooperation, including making reasonable representations, to Brown, Rudnick, Freed & Gesmer or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

          (d) Third Party Consents. The Seller shall have obtained (i) all consents and approvals of third parties referred to in Section 7.02(d) of the Seller Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Seller Material Adverse Effect.

     Section 7.03 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

          (a) Representations and Warranties.

             (i) The representations and warranties of Buyer and Sub set forth in this Agreement that are not qualified as to materiality or Seller Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement;

             (ii) The representations and warranties of Buyer and Sub set forth in this Agreement that are qualified as to materiality or Buyer Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement;

             (iii) The representations and warranties of Buyer and Sub set forth in this Agreement shall be true and correct as of the Closing Date (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), except (A) for changes contemplated by this Agreement, (B) to the extent such representations and warranties speak as of an earlier date and (C) where the failures to be true and correct (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect; and

             (iv) Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to the effect that each of the conditions specified in paragraphs
        (i), (ii) and (iii) of this paragraph (a) is satisfied in all respects.

          (b) Performance of Obligations of Buyer and Sub. Buyer and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to such effect.

          (c) Tax Opinion. Seller shall have received the opinion of Brown, Rudnick, Freed & Gesmer counsel to Seller, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Brown, Rudnick, Freed & Gesmer does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to Seller (it being agreed that Buyer and Seller shall each provide reasonable cooperation, including making reasonable representations, to Brown, Rudnick, Freed & Gesmer or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(g), by written notice by the terminating party to the other party), whether before or after approval of the Merger by the stockholders of Seller:

          (a) by mutual written consent of Buyer and Seller; or

          (b) by either Buyer or Seller if the Merger shall not have been consummated by April 30, 2000 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either Buyer or Seller if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by either Buyer or Seller if at the Seller Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Seller in favor of the Seller Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to the Seller where the failure to obtain Seller stockholder approval shall have been caused by the action or failure to act of Seller in breach of this Agreement and shall not be available to Buyer where such failure is caused by a breach of this Agreement by Buyer); or

          (e) by Buyer, if: (i) the Board of Directors of Seller shall have failed to recommend approval of the Seller Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Seller Voting Proposal; (ii) after the receipt by Seller of an Acquisition Proposal, Buyer requests in writing that the Board of Directors of Seller reconfirm its recommendation of this Agreement or the Merger and the Board of Directors of Seller fails to do so within five business days after its receipt of Buyer's request or, in the case of an Acquisition Proposal that is a tender or exchange offer, within 10 business days after its receipt of Buyer's request; (iii) the Board of Directors of Seller shall have approved or recommended to the stockholders of Seller an Alternative Transaction (as defined in Section 8.03(g)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Seller Common Stock is commenced (other than by Buyer or an Affiliate of Buyer) and the Board of Directors of Seller recommends that the stockholders of Seller tender their shares in such tender or exchange offer or within 10 business days after such tender offer or exchange offer fails to recommend against acceptance of such offer or takes no position with respect to acceptance thereof; or (v) for any reason Seller fails to call and hold the Seller Meeting by the Outside Date (unless primarily due to acts or omissions of the SEC or of Buyer); or

          (f) by either Buyer or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.02(a) or (b) (in the case of termination by Buyer) or 7.03(a) or (b) (in the case of termination by Seller) not to be satisfied, and (ii) shall not have been cured within 10 days following receipt by the breaching party of written notice of such breach from the other party;

          (g) by Buyer, if: (i) Buyer has incurred (or incurred on behalf of Seller) more than an aggregate of $500,000 in out-of-pocket expenses seeking to obtain clearance or approval of the Merger and other transactions contemplated hereby under applicable Antitrust Laws or (ii) the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice has made a Second Request, and HSR clearance has not been received within 90 days of the date of such request;

          (h) by Seller, if the Market Value of the Buyer Common Stock would be less than $30.99 per share unless Buyer, within two days after receipt of written notice by Seller of its intention to so terminate, shall have elected in its sole discretion to adjust the Exchange Ratio pursuant to
     Section 2.01(c)(ii) hereof; or

          (i) by Buyer, if the Market Value of the Buyer Common Stock would be greater than $46.49 per share unless Seller, within two days after receipt of written notice by Buyer of its intention to so terminate, shall have elected in its sole discretion to adjust the Exchange Ratio pursuant to
     Section 2.01(c)(i) hereof.

     Section 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Seller, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.03, 6.12, 8.03 and Article IX; provided that any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and the provisions of the Seller Stock Option Agreement, Sections 5.03, 6.12, 8.03 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     Section 8.03  Fees and Expenses.

     (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated (it being understood that the HSR filing fee shall be paid 100% by Buyer); provided however, that Seller and Buyer shall share equally all fees and expenses, other than attorneys' fees, incurred with respect to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) Seller shall pay Buyer up to $500,000 (or $700,000 in the case of a termination described in clause (ii) below) as reimbursement for reasonable out-of-pocket expenses of Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement (i) by Buyer pursuant to (A) Section 8.01(d); (B) Section 8.01(e), (C) Section 8.01(b) as a result of the failure to satisfy the condition set forth in Section 7.02(a)(i) or Section 7.02(a)(ii); or
(D) Section 8.01(f); or (ii) by Seller pursuant to Section 8.01(h). Buyer shall promptly provide Seller with invoices or other reasonable evidence of such expenses upon written request by Seller. In the event that Seller pays Buyer the termination fee set forth in Section 8.03(c) in connection with the event giving rise to Seller's obligation to reimburse Buyer for expenses pursuant to this
Section 8.03(b), such termination fee shall be deemed to satisfy Seller's obligations pursuant this Section 8.03(b).

     (c) Seller shall pay Buyer a termination fee of $2,500,000 upon the earliest to occur of the following events:

          (i) the termination of this Agreement by Buyer pursuant to Section 8.01(e); or

          (ii) the termination of this Agreement by Buyer pursuant to Section 8.01(f) after a willful breach by Seller of this Agreement, if before such termination or within 12 months thereafter Seller shall have entered into an agreement to engage in or shall have engaged in an Alternative Transaction; or

          (iii) the termination of this Agreement by Buyer or Seller pursuant to
     Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Seller Voting Proposal by the stockholders of Seller at the Seller Meeting if, at the time of such failure, there shall have been announced (and not unconditionally withdrawn) an Alternative Transaction relating to Seller and within 12 months Seller shall have entered into an agreement to engage in or shall have engaged in an Alternative Transaction.

     (d) Buyer shall pay Seller up to $500,000 (or $700,000 in the case of a termination described in clause (ii) below) as reimbursement for reasonable out-of-pocket expenses of Seller actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of Seller's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement (i) by Seller pursuant to (A) Section 8.01(b) as a result of the failure to satisfy the condition set forth in Section 7.03(a)(i) or Section 7.03(a)(ii) or (B) Section 8.01(f); or (ii) by Buyer pursuant to Section 8.01(i). Seller shall promptly provide Buyer with invoices or other reasonable evidence of such expenses upon written request by Buyer.

     (e) [Intentionally Omitted.]

     (f) The expenses and fees, if applicable, payable pursuant to Section 8.03(b), 8.03(c) and 8.03(d) shall be paid within two business days after demand therefor following the first to occur of the events giving rise to the payment obligation described in Section 8.03(b), 8.03(c)(i), (ii) or (iii) or 8.03(d); provided that in no event shall Buyer or Seller, as the case may be, be required to pay the expenses and fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses and fees, if applicable, was in material breach of its obligations under this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

     (g) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Buyer or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of Seller Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Seller pursuant to which any Third Party acquires more than 20% of the outstanding shares of Seller Common Stock or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Seller, and the entity surviving any merger or business combination including any of them) of Seller having a fair market value equal to more than 20% of the fair market value of all the assets of Seller immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 8.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Seller, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.01  Nonsurvival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, but shall expire with and be terminated and extinguished upon the Effective Time, except for the agreements contained in Articles I and II, Sections 6.11, 6.13 and Article IX, and the agreements of the Affiliates delivered pursuant to Section 6.09. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

     Section 9.02 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service for next business day delivery, in each case to the intended recipient as set forth below:

        (a) if to Buyer or Sub, to

            EG&G, Inc.
            45 William Street
            Wellesley, MA 02481
            Attn: General Counsel
            Telecopy: (781) 431-4115

            with a copy to:

            Hale and Dorr LLP
            60 State Street
            Boston, MA 02109
            Attn: David E. Redlick, Esq.
            Telecopy: (617) 526-5000

        (b) if to Seller, to

            Vivid Technologies, Inc.
            10 East Commerce Way
            Woburn, MA 01801
            Attn: Chief Executive Officer
            Telecopy: (781) 939-3996

            with a copy to:

            Brown, Rudnick, Freed & Gesmer
            One Financial Center
            Boston, MA 02111
            Attn: Lawrence Levy, Esq.
            Telecopy: (617) 826-8201

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     Section 9.03 Interpretation. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 4, 1999. The words "include," "includes" and "including" when used herein shall be deemed in each case to be following by the words "without limitation." References to "knowledge of Seller" or any similar expression shall mean the actual knowledge of the individuals listed in Section
9.03 of the Seller Disclosure Schedule and shall be deemed to include any information contained in any document in the possession or files of such persons. References to "knowledge of Buyer" or any similar expression shall mean the actual knowledge of the individuals listed in Section 9.03 of the Buyer Disclosure Schedule and shall be deemed to include any information contained in any document in the possession or files of such persons.

     Section 9.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.05 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.13 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Seller nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

     Section 9.06 Governing Law and Venue. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE. The parties hereby (a) irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Seller Stock Option and in respect of the transactions contemplated hereby and thereby and (b) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or the Seller Stock Option may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court's jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.02, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     Section 9.07 Waiver of Jury Trial. EACH OF BUYER, SUB AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SELLER STOCK OPTION AGREEMENT OR THE ACTIONS OF BUYER, SUB OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

     Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 9.09 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a

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valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     Section 9.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 9.11 Proposed Name Change. Seller acknowledges that Buyer has received approval from its stockholders of an amendment to Buyer's Articles of Organization to change the name of Buyer to "PerkinElmer, Inc." and that the proposed name change may be effective prior to the Effective Time.

                    [Remainder of page intentionally blank]

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

     IN WITNESS WHEREOF, Buyer, Sub and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          EG&G, INC.

                                          By:     /s/ ANGELO CASTELLANA
                                            ------------------------------------
                                          Title: Senior Vice President

                                          VENICE ACQUISITION CORP.

                                          By:     /s/ ANGELO CASTELLANA
                                            ------------------------------------
                                          Title: Treasurer

                                          VIVID TECHNOLOGIES, INC.

                                          By:    /s/ S. DAVID ELLENBOGEN
                                            ------------------------------------
                                          Title: Chief Executive Officer

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